Filed pursuant to Rule 433
Registration Statement Nos. 333-162193 and 333-162193-01

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Exchange Traded Notes        Frequently Asked Questions
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What are some of the market measures to which an RBS ETN can be linked?

How do I buy or sell an RBS ETN?

What happens if I buy and hold an RBS ETN to its maturity?

Can I offer my RBS ETNs for repurchase by RBS N.V. before their maturity date?

What is the redemption value of an RBS ETN?

What is the difference between the market price of an RBS ETN and its redemption value?

Can an RBS ETN trade at a premium or discount to its redemption value?

What is the tax treatment of an investment in an RBS ETN?

What are some of the key risks to investing in RBS ETNs?

The applicable pricing supplement and prospectus for your RBS ETNs will describe material risks related to an investment in RBS ETNs. These risks include the following:

o    Credit risk of the issuer. All payments on RBS ETNs will depend on the ability of RBS N.V., as issuer, to pay its obligations when due. RBS ETNs are also fully and unconditionally guaranteed by RBS Holdings N.V. As such, if RBS N.V. fails to make any required payments on the ETNs, your receipt of such payments will depend on the ability of RBS Holdings N.V. to pay its obligations.

o    Risk of loss. RBS ETNs do not guarantee any return to you of the principal invested. You may receive less than the principal amount of your ETNs at maturity or upon repurchase or redemption by the issuer. If you sell your
     ETNs in the secondary market, you may receive less than you paid for them.

o    No periodic income. RBS ETNs do not pay interest or make any periodic distributions, unless otherwise specifically provided in the applicable pricing supplement. You will not receive any income during the term of your investment in an RBS ETN.

o    Market risk. The return on an RBS ETN will depend on the performance of the underlying market measure(s) to which it is linked. The underlying market measure(s) may perform poorly, resulting in no return to an investor.

o    Investor fee. The amount payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs. As a result, the level of the underlying market measure(s) to which your ETNs are linked must increase by an amount sufficient to offset such reduction in order for you to receive at least the principal amount of your investment at maturity or upon early repurchase or redemption. If the level of the underlying market measure(s) decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon early repurchase or redemption.

o    Liquidity risk. Even though RBS ETNs are expected to be listed on a U.S.
     securities exchange, there is no guarantee that the listing will be maintained or that a secondary market will develop. RBS N.V. is not required to maintain any listing of RBS ETNs on any securities exchange.

o    Restrictions on your ability to offer RBS ETNs for repurchase by the issuer. Through your broker, you may offer RBS ETNs for repurchase by RBS
     N.V. only if minimum amounts are offered and procedures are followed.

o    Call risk. RBS N.V. also has the right to redeem your ETNs at its option.
     If RBS N.V. elects to repurchase your ETNs at its option, you may not be able to reinvest the proceeds that you receive in another investment comparable to the RBS ETNs.

o    Uncertain tax treatment. Significant aspects of the U.S. federal income tax treatment of the ETNs are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the applicable pricing supplement.

What else should I consider?

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

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